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                                    EXHIBIT 5


                               [Marsh letterhead]

                               September 25, 1998



Marsh Supermarkets, Inc.
9800 Crosspoint Boulevard
Indianapolis, Indiana  46256-3350

         Re:      Registration Statement of Form S-8

Ladies and Gentlemen:

         I have acted as counsel in the preparation of a Registration Statement on Form S-8 (the "Registration Statement") relating to the Marsh Deferred Compensation Plan (herein called the "Plan") and the obligations to be issued thereunder (the "MDCP Obligations").

         In so acting, I have examined and relied upon such records, documents, and other instruments as in my judgment are necessary or appropriate in order to express the opinions hereinafter set forth and have assumed the genuineness of all signatures, the authenticity of all documents submitted to me as originals and the conformity to original documents of all documents submitted to me as certified or photostatic copies.

         Based upon the foregoing, I am of the opinion that the MDCP Obligations being registered hereunder, when issued or sold in accordance with the Plan, will be valid and binding obligations of the Corporation, enforceable in accordance with their terms, except as enforcement thereof may be limited by bankruptcy, insolvency or other laws of general applicability relating to or affecting enforcement of creditors' rights or by general principles of equity.

         I hereby consent to the use of this opinion as an exhibit to the Registration Statement.

                                Very truly yours,


                                /s/ P. Lawrence Butt
                                P. Lawrence Butt
                                Senior Vice President,
                                Counsel and Secretary